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                                                                      EXHIBIT 99

 WIRE SERVICE RELEASE

 SNB BANCSHARES, INC. ANNOUNCES MERGER IN MIDDLE GEORGIA

 *MACON, GA -- Jan. 29, 1998

 SNB Bancshares, Inc. (Nasdaq: SNBJ) of Macon, Georgia and Crossroads Bancshares, Inc. of Perry, Georgia jointly announced that they have entered into a definitive agreement for a proposed merger of Crossroads Bancshares, Inc. into SNB Bancshares, Inc. Crossroads Bancshares, Inc. is the one-bank holding company for Crossroads Bank of Georgia in Perry and Warner Robins, Georgia. SNB Bancshares, Inc. is the one-bank holding company for Security National Bank in Macon, Georgia.

 Under the terms of the agreement, Crossroads shareholders will receive 2.9 shares of SNB common stock for each share of Crossroads common stock. Based on SNB's closing stock price of $18.00 on January 28, 1998, the transaction would be valued at approximately $15 million. The merger, which is anticipated to be accounted for as a pooling of interests, is expected to be consummated by mid-year 1998, pending approval of Crossroads stockholders and regulatory authorities and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

 Robert C. "Neal" Ham, Chairman of SNB, stated "SNB and Crossroads share a strong community-based banking philosophy of personal customer service. Our histories are very similar. This is a winning combination."

 H. Averett "Rett" Walker, President and Chief Executive Officer of SNB, said "Middle Georgia deserves strong community banks run by local people with local decision-making power for the well-being of our hometowns. This match has all the right elements -- veteran community bankers, strong involved boards, vibrant markets and the right geographic fit."

 H. Cullen Talton, Jr., Chairman of Crossroads, said "Crossroads has always been dedicated to responsive financial services for Perry and Warner Robins. Joining with SNB will give us added clout to deliver what our communities need, and a better market for the shares of our stockholders. This represents a successful partnership between Houston and Bibb Counties to the advantage of our stockholders, customers and employees."

 William D. "Derry" Watson, President and Chief Executive Officer of Crossroads, stated "We are excited about this combination. Crossroads and SNB will be a stronger organization combined. We know that translates to better banking services for both Houston County and Bibb County. Both groups add a great deal of value."

 Crossroads Bank of Georgia operates one office in Perry and two offices in Warner Robins. As of December 31, 1997, Crossroads had total assets of $74 million, total deposits of $67 million, total stockholders' equity of $6 million, and $804,478 in 1997 earnings.
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 Security National Bank provides banking services from five full service offices in Macon, Bibb County, Georgia. As of December 31, 1997, SNB had $143 million in total assets, $122 million in total deposits, $17 million in total stockholders' equity, and $1.8 million in net income for the year. Combined assets after the merger will approximate $217 million. SNB common stock is traded on the Nasdaq National Market System under the symbol SNBJ.